EXHIBIT 99.1
     Except where the context otherwise requires, the terms “we,” “us,” or “our” refer to the business of Sunair Electronics, Inc. and its consolidated subsidiaries.
     Our growth plan is based on a “super regional buy-and-build” strategy. Specifically, we will identify and evaluate acquisition opportunities in targeted geographic areas to serve either as a platform for growth or as tuck-in acquisition candidates. Our immediate focus is the growth of our first “super regional” platform within the southeastern United States. As such, we have evaluated, and will continue to evaluate, several acquisition opportunities in the southeastern region to integrate into our Lawn and Pest Control Division. However, we will consider acquisitions in other geographic regions throughout the United States as appropriate.
     We entered into the lawn and pest control services business on June 7, 2005 through the acquisition by our subsidiary, Sunair Southeast Pest Holdings, Inc., of all of the outstanding capital stock of Middleton Pest Control, Inc., a Florida corporation (“Middleton”). The aggregate purchase price for the outstanding capital stock of Middleton was $50 million, which was comprised of: (i) $35.0 million in cash; (ii) $5.0 million in the form of a subordinated promissory note; and (iii)1,028,807 shares of our common stock.
     For the year ended December 31, 2005, we estimate that Middleton, as it is currently comprised, without taking into account any future acquisitions, will have revenues of $35.0 million and EBITDA of approximately $3.7 million. Although EBITDA is not a term under GAAP, we define EBITDA as income from operations plus depreciation and amortization expenses. Since this is an estimated number, we currently are unable to provide a quantitative reconciliation of EBITDA to cash flow from operations because significant GAAP information relating to the 2005 fiscal year that would be necessary to determine our anticipated 2005 cash flow from operations, including our net income, interest, taxes, depreciation and amortization, currently is not available or ascertainable with the requisite specificity without unreasonable effort.
     The following table provides information regarding Middleton’s growth in sales and number of accounts over the past five years:

		Accounts
Year	Sales (mm)	(000’s)
2000	$14.0	35.8

2001	$16.5	39.9

2002	$20.3	47.0

2003	$25.0	54.8

2004	$30.0	66.1

2005E	$35.0	75.2
     In connection with its sales and account growth, Middleton’s average revenue per account has increased significantly since 2000. The following table provides information regarding Middleton’s average revenue per account over the past five years:

Year	Revenue Per Account
2000	$392.0

2001	$414.2

2002	$431.9

2003	$455.9

2004	$453.9

2005E	$462.4